Exhibit No. 12.

Mountain Fuel Supply Company
Ratio of Earnings to Fixed Charges
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                                                12 Months Ended
                                                 June 30,
                                                    1996        1997
                                                (Dollars in Thousands)
Earnings

Income before income taxes                          $40,208     $45,639
Plus debt expense                                    16,594      17,271
Plus allowance for borrowed
   funds used during construction                       349         257
Plus interest portion of rental expense                 296         170
                                                    $57,447     $63,337

Fixed Charges

Debt expense                                        $16,594     $17,271
Plus allowance for borrowed
   funds used during construction                       349         257
Plus interest portion of rental expense                 296         170
                                                    $17,239     $17,698

Ratio of Earnings to Fixed Charges                     3.33        3.58

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